SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

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[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[X] Definitive Additional Materials
[   ] Soliciting Material under §240.14a-12

Brandes Investment Trust
(Name of Registrant as Specified In Its Charter)

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YOUR IMMEDIATE ATTENTION IS REQUESTED

Special Meeting of Shareholders Scheduled for November 7, 2016

Brandes Core Plus Fixed Income Fund
Brandes Global Equity Fund
Brandes International Equity Fund

Dear Shareholder:

We have been trying to reach you regarding the Special Meeting of Shareholders for the above Brandes Funds (each, a “Fund” and collectively, the “Funds”) which will be held this coming Monday, November 7, 2016. You are one of a very few number of shareholders that are eligible to vote on Proposal 3 and we have not yet received your vote. We ask for your immediate participation so that we can reach quorum for that proposal and avoid further solicitation and outreach. You are being asked to vote on the following proposals:
Proposal Summary	Fund(s) Voting on the Proposal

1.	To elect three nominees to serve on the Board of Trustees of the Trust.	All Funds

2.	To approve an amendment to the Trust’s Agreement and Declaration of Trust authorizing the Board of Trustees to terminate a class of shares without shareholder approval.	All Funds

3.	To eliminate the Class E shares of the Brandes Core Plus Fixed Income, Brandes Global Equity, and Brandes International Equity Funds.	Class E holders of the Brandes Core Plus Fixed Income, Brandes Global Equity, and Brandes International Equity Funds
The Board of Trustees of the Trust recommends that shareholders vote “For” each of the applicable Proposals.

While to date, an overwhelming majority of the votes received have been cast in favor of the proposals, a quorum of the shares entitled to vote has not yet been achieved.

The proxy statement is available online at www.OkapiVote.com/Brandes

In order for your vote to be represented, we must receive your voting instructions.  Even if it is passed the indicated deadline, please use any of the following methods to submit your vote:

1.	By Phone
Call Okapi Partners, our proxy solicitor, toll-free at 855-208-8902.  Representatives are available Monday - Friday 9:00am to 9:00pm (ET) and Saturday 12:00pm to 5:00pm (ET).

2.	By Internet
Log On to www.okapivote.com/Brandes2016. Input the control number located on the enclosed proxy card follow the simple instructions.

3.	By Mail
Simply return your executed proxy card in the envelope provided.

If possible, please use either of the first two options to ensure your vote is captured in time for the meeting.

Please take a moment and vote today!  Thank you!